EXHIBIT 23.6

Consent of Ryder Scott Company, L.P.

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Form S-4 of APA Corporation to our Firm’s name and our Firm’s review of the proved oil and gas reserve quantities of APA Corporation as of December 31, 2022, and to the inclusion of our report, dated February 20, 2023.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

TBPELS Firm Registration No. F-1580